  Business Entity - Filing Acknowledgement 08/30/2024 Work Order Item Number: W2024083000788-3899099 Filing Number: 20244290896 Filing Type: Certificate of Designation Filing Date/Time: 8/30/2024 8:00:00 AM Filing Page(s): 22 Indexed Entity Information: Entity ID:  C13283-2001 Entity Name:  Applied Digital Corporation Entity Status:  Active Expiration Date:  None Commercial Registered Agent CAPITOL CORPORATE SERVICES, INC. 716 N. Carson St. #B, Carson City, NV 89701, USA   FRANCISCO V. AGUILAR Secretary of State     DEPUTY BAKKEDAHL Deputy Secretary for Commercial Recordings   STATE OF NEVADA   OFFICE OF THE SECRETARY OF STATE Commercial Recordings Division 401 N. Carson Street Carson City, NV 89701 Telephone (775) 684-5708 Fax (775) 684-7141 North Las Vegas City Hall 2250 Las Vegas Blvd North, Suite 400 North Las Vegas, NV 89030 Telephone (702) 486-2880 Fax (702) 486-2888             The attached document(s) were filed with the Nevada Secretary of  State, Commercial  Recording Division. The filing date and time  have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to  reference this document in the future.                       Respectfully,  FRANCISCO V. AGUILAR            Secretary of State Page 1 of 1 Commercial Recording Division 401 N. Carson Street

Filed in the Office of Secretary of State State Of Nevada Business Number C13283-2001 Filing Number 20244290896 Filed On 8/30/2024 8:00:00 AM Number of Pages 22

FRANCISCO V. AGUILAR
Secretary of State

DEPUTY BAKKEDAHL
Deputy Secretary for
Commercial Recordings

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
401 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7141

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

08/30/2024

Work Order Item Number:	W2024083000788-3899099
Filing Number:	20244290896
Filing Type:	Certificate of Designation
Filing Date/Time:	8/30/2024 8:00:00 AM
Filing Page(s):	22

Indexed Entity Information:

Entity ID: C13283-2001

Entity Name: Applied Digital Corporation

Entity Status: Active

Expiration Date: None

Commercial Registered Agent

CAPITOL CORPORATE SERVICES, INC.

716 N. Carson St. #B, Carson City, NV 89701, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FVAguilar

FRANCISCO V. AGUILAR
Secretary of State

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number C13283-2001
FVAguilar	Filing Number 20244290896
Secretary of State State Of Nevada	Filed On 8/30/2024 8:00:00 AM
	Number of Pages 22

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Applied Digital Corporation Entity or Nevada Business Identification Number (NVID): C13283-2001
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series F Convertible Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See Exhibit A attached hereto for Certificate of Designations for Series F Convertible Preferred Stock
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X DocuSigned by: David Rench Signature of Officer Date: 8/29/2024

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

EXHIBIT A

CERTIFICATE OF DESIGNATIONS
OF THE POWERS, PREFERENCES AND
RELATIVE, PARTICIPATING, OPTIONAL AND OTHER RESTRICTIONS

OF SERIES F CONVERTIBLE PREFERRED STOCK

OF APPLIED DIGITAL CORPORATION

Applied Digital Corporation (the "***Corporation***"), pursuant to the provisions of Sections 78.195 and 78.1955 of the General Corporation Law of the State of Nevada, does hereby make this Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Restrictions (this "***Certificate of Designation***"), does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the "***Board***") by the provisions of Article FOURTH of the Second Amended and Restated Articles of Incorporation of the Corporation (the "***Articles***"), the Board duly adopted resolutions authorizing the issuance of 53,191 shares of convertible preferred stock, par value $0.001 per share, and fixing the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of convertible preferred stock to be designated "Series F Convertible Preferred Stock," as further described below (the "***Series F Designation***"). The Series F Designation shall be in full force and effect as of the date hereof.

Section 1.1 Designation. As of the effective date of this Certificate of Designation, there is hereby created out of the authorized preferred stock of the Corporation a series of preferred stock designated as "Series F Convertible Preferred Stock" (the "***Preferred Stock***"), par value $0.001 per share. The following rights, powers and privileges, and restrictions, qualifications and limitations, shall apply to the Preferred Stock and the holders of the Preferred Stock (each, a "***Holder***" and collectively, the "***Holders***"). For the avoidance of doubt, references in this Certificate of Designation to "Preferred Stock" shall refer only to the Series F Convertible Preferred Stock and to no other series of preferred stock that may exist from time to time.

(a) Rank. The Preferred Stock, if entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up of the Corporation's affairs, ranks, with respect to the payment of any such dividends and rights upon the Corporation's liquidation, dissolution or winding up of its affairs: (i) prior or senior to all classes or series of common stock of the Corporation, par value $0.001 per share ("***Common Stock***"); (ii) on parity with the Series E Redeemable Preferred Stock of the Corporation, par value $0.001 per share (the "***Series E Preferred Stock***") and a series of the Corporation's preferred stock to be authorized and issued after the date hereof with designations, preferences, rights, qualifications, limitations and restrictions substantially identical in all material respects to the Series E Preferred Stock (the "***Series E-1 Preferred Stock***") in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other; (iii) on parity with other classes or series of our equity securities issued in the future if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up of the affairs of the Corporation in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other; (iv) junior to any class or series of our equity securities if, pursuant to the specific terms of such class or series, the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up of the affairs of the Corporation in preference or priority to the Holders; and (v) junior to all of the Corporation's existing and future debt.

(b) Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(i) Payments to Holders of Preferred Stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, before any distribution or payment shall be made to the holders of Common Stock or any other class or series of capital stock ranking junior to the Preferred Stock, by reason of their ownership thereof, and after payment or provision for the Corporation's debts and other liabilities, the Holders then outstanding shall be entitled to be paid out of the funds and assets available for distribution to the stockholders of the Corporation, an amount per share equal to the Stated Value (as defined below) for such share of Preferred Stock, plus an amount per share equal to accrued, but unpaid dividends to, but not including, the date of payment, and excluding interest on any such payment. If upon any such liquidation, dissolution or winding up of the affairs of the Corporation, the funds and assets available for distribution to the stockholders of the Corporation shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they are entitled under this Section 1.1(b)(i), the holders of shares of Preferred Stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The Preferred Stock shall rank on parity with the Series E Preferred Stock and Series E-1 Preferred Stock for purposes of determining the right to participate in, and the amount of, payments of the funds and assets available for distribution to the stockholders of the Corporation upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. The "***Stated Value***" shall mean One Thousand United States Dollars and No Cents ($1,000.00) per share plus accrued and unpaid Preferential Dividends (as defined in Section 1.3(a)(i)) in accordance with Section 1.3(a), subject to an equitable adjustment for stock splits, stock combinations, recapitalizations and similar transactions.

(ii) Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock as provided in Section 1.1(b)(i) and to the holders of shares of any other class or series of capital stock ranking senior to or on parity with the Preferred Stock, including, without limitation, the Series E Preferred Stock and Series E-1 Preferred Stock, the remaining funds and assets available for distribution to the stockholders of the Corporation shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder. Upon the liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, until payment in full is made to the holders of shares of Preferred Stock of the liquidation distribution to which they are entitled, (A) no dividend or other distribution shall be made to the holders of Common Stock or any other class or series of shares of capital stock of the Corporation ranking junior to the shares of Preferred Stock and (B) no purchase, redemption or other acquisition for any consideration by the Corporation shall be made in respect of the Common Stock or any other class or series of shares of capital stock of the Corporation ranking junior to the shares of Preferred Stock.

(iii) Exceptions. The consolidation or merger of the Corporation with or into any other corporation, trust or other entity, the consolidation or merger of any other corporation, trust or entity with or into the Corporation, the sale or transfer of any or all of the Corporation's assets or business or a statutory share exchange will not be deemed to constitute a liquidation, dissolution, or winding up of the affairs of the Corporation for purposes of this Section 1.1(b).

Section 1.2 Voting Rights.

(a) Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no separate voting rights.

(b) From and after such time as the Preferred Stock has become convertible under Section 1.5(a), (i) the Holders shall vote together with the holders of Common Stock on an as converted Common Stock basis as calculated based on a conversion price equal to the greater of (x) the Conversion Price then in effect and (y) $4.0638 (subject to adjustment for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock) and assuming such Preferred Stock were converted with a Conversion Date occurring on such record or other relevant date; and (ii) the Holders will be entitled to notice of all stockholder meetings or proposed actions by written consent in accordance with the Certificate of Incorporation, the Bylaws of the Corporation, and the General Corporation Law of the State of Nevada as if the Holders were holders of Common Stock. Notwithstanding anything to the contrary in this Section 1.2, in no event shall the shares of Preferred Stock held by a Holder and its Attribution Parties (as defined in Section 1.5(e)) be entitled to have, on an as-converted basis and in aggregate, together with the votes attributable to any Conversion Shares issued to such Holder and its Attribution Parties upon conversion of the shares of Preferred Stock prior to the applicable date of determination to such Holder and its Attribution Parties, more than 31,330,210 votes (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the Common Stock occurring after August 29, 2024 (the "***Subscription Date***")) (with respect to any Holder and its Attribution Parties, a "***Voting Cap***"). In the event that all shares of Preferred Stock held by a Holder and its Attribution Parties are not entitled to vote due to the Voting Cap, the number of votes that such Holder and its Attribution Parties are entitled to in terms of its shares of Preferred Stock shall be reduced such that the aggregate number of votes of the shares of Preferred Stock, after taking into account the votes attributable to any Conversion Shares issued to such Holder and its Attribution Parties prior to the applicable date of determination, is equal to the Voting Cap. Notwithstanding anything herein to the contrary, the Preferred Stock shall be non-voting unless and until Nasdaq Stockholder Approval (as defined in Section 1.5(a)) has been obtained.

(c) In any event, and notwithstanding the foregoing limitation, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Preferred Stock, (i) alter, waive or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (ii) authorize or create or issue any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 1.4) senior to the Preferred Stock, (iii) increase or decrease the authorized number of shares of Preferred Stock, (iv) amend its certificate of incorporation or bylaws or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock in any manner that adversely affects any rights given to this Preferred Stock regardless of whether any such action shall be by means of amendment to its certificate of incorporation or by merger, consolidation or otherwise; provided, however that, subject to the immediately preceding clause (ii), the issuance of any other capital stock of the Corporation shall not be deemed to be adversely affecting the powers, preferences or rights given to the Preferred Stock, or (v) effect any reverse stock split or share consolidation.

Section 1.3 Dividends.

(a) Preferential Dividends.

(i) Holders of record as they appear on the stock books of the Corporation on the fifteenth (15th) day (a "***Preferential Dividend Record Date***") immediately preceding the applicable

Preferential Dividend Payment Date (as defined below) shall be entitled to receive, and the Corporation shall pay, out of funds or property legally available therefor under Nevada law, cumulative dividends ("***Preferential Dividends***") at the rate per share of 8.0% per annum (as a percentage of the Stated Value per share) (the "***Preferential Dividend Rate***") computed on the basis of a 360-day year and twelve 30-day months, and shall be payable quarterly in arrears for the previous calendar quarter on June 15, September 15, December 15 and March 15 of each year, beginning on the first such date after the date hereof (if any Preferential Dividend Payment Date is not a Business Day (as defined in Section 1.3(a)(iv)), the applicable payment shall be due on the next succeeding Business Day) (each such date, a "***Preferential Dividend Payment Date***"). The Preferential Dividends shall be mandatorily paid, in accordance with Section 1.3(a)(ii), by the Corporation to the fullest extent permitted by applicable law and out of funds lawfully available therefor. Preferential Dividends on the Preferred Stock shall commence accruing on the issuance date of such Preferred Stock, shall be cumulative and shall continue to accrue without interest whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of such Preferential Dividends in such fiscal year.

(ii) Preferential Dividends shall be payable quarterly in arrears for the previous calendar quarter at the election of the Corporation, either (i) in cash out of funds or property legally available therefor under Nevada law or (ii) accrue and compound, in an amount equal to the Preferential Dividend Rate multiplied by the Stated Value, before any dividends shall be declared, set apart for or paid upon the Common Stock or any other any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 1.4) junior to the Preferred Stock. As of 5:00 p.m., New York City time (the "***Close of Business***") on each Preferential Dividend Payment Date, the dollar amount of the Preferential Dividends (regardless of whether or not declared) that have accumulated on the Preferred Stock for the previous calendar quarter will automatically without any further action by the Corporation or the Holders be added, effective immediately before the Close of Business on the related Preferential Dividend Payment Date, to the Stated Value of each share of Preferred Stock outstanding as of such time; provided, however, that such addition shall not occur nor be required if as of the Close of Business on such Preferential Dividend Payment Date, the Corporation, in its sole and absolute discretion, has paid in cash the full amount of such Preferential Dividends.

(iii) The Corporation and its subsidiaries shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Preferred Stock, redeem or repurchase any equity interests ranking junior to the Preferred Stock (other than stock of employees upon the termination of such employees' employment with the Corporation made in the ordinary course of business consistent with past practice) unless the Corporation has declared and paid in cash all unpaid dividends pursuant to this Section 1.3(a) on the Preferred Stock that have accrued through the Preferential Dividend Record Date immediately preceding the date of such redemption or repurchase and paid all such Preferential Dividends on the Preferred Stock that are payable through the Preferential Dividend Payment Date immediately preceding the date of such redemption or repurchase.

(iv) As used herein, "***Business Day***" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to "stay at home," "shelter-in-place," "non-essential employee" or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

(b) Participating Dividends. In addition to the Preferential Dividends payable pursuant to Section 1.3(a), from and after the issuance date of such Preferred Stock, the Holders on the record date

fixed for holders of Common Stock for dividends or distributions (or, in the event no such date is fixed prior to the first Preferential Dividend Record Date occurring following such dividends or distributions, on such Preferential Dividend Record Date) shall be entitled to receive, concurrently with any dividends or distributions, such dividends or distributions paid to the holders of Common Stock to the same extent as if such Holders had converted the Preferred Stock into Common Stock (without regard to any limitations on conversion) and had held such shares of Common Stock on such record date.

Section 1.4 Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "***Liquidation***"), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount for each share of Preferred Stock equal to the greater of (i) the Stated Value and any other fees or liquidated damages then due and owing thereon under this Certificate of Designation and (ii) the amount that would have been received had such Preferred Stock and accrued and unpaid dividends thereon, if any, been converted immediately prior to such Liquidation at the then effective Conversion Price (without regard to any limitations on conversion), before any distribution or payment shall be made to the holders of any Common Stock or any other securities of the Corporation or any of its subsidiaries that would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or any other class of equity ranking junior to the Preferred Stock, but after any distribution or payment is made in full to holders of preferred stock ranking senior to the Preferred Stock and, if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among such Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Corporation shall mail written notice of any such Liquidation not less than twenty (20) calendar days prior to the payment date stated therein, to each Holder.

Section 1.5 Conversion.

(a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after receipt of shareholder approval as contemplated under Section 4.14 of the Securities Purchase Agreement, dated as of the Subscription Date, by and among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms (the "***Purchase Agreement***" and such shareholder approval, "***Nasdaq Stockholder Approval***"), at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 1.5(e)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price (as defined in Section 1.5(c)(i)). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "***Notice of Conversion***"), and, only if the full or remaining number of shares of Preferred Stock represented by the certificate are being converted, but without delaying the Corporation's requirement to deliver shares of Common Stock in accordance with Section 1.5(d), by surrendering such certificate or certificates as soon as practicable on or following the delivery of the applicable Notice of Conversion (or an indemnification undertaking with respect to such Preferred Stock certificates in the case of its loss, theft, destruction or mutilation in compliance with the procedures set forth in Section 1.9(c). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by electronic mail such Notice of Conversion to the Corporation (such date, the "***Conversion Date***"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Shares of Preferred Stock converted into Common Stock or redeemed in

accordance with the terms hereof shall be canceled and shall not be reissued. Notwithstanding anything herein to the contrary, the Preferred Stock shall not be convertible unless and until Nasdaq Stockholder Approval has been obtained.

(b) Mandatory Conversions. Notwithstanding anything to the contrary in this Certificate of Designation, if the Volume Weighted Average Price (as defined in Section 1.5(c)(iii)) for any 20 Trading Days (as defined in Section 1.5(c)(iii)) during any 30 consecutive Trading Day period, which 30 consecutive Trading Day period shall not include any days prior to the original issuance date of the applicable Preferred Stock, exceeds two hundred percent (200%) of the Conversion Price then in effect (subject to adjustment for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring during such 30 consecutive Trading Day period)) (the "***Mandatory Conversion Price Condition***"), the Corporation may, at any time and from time to time, deliver a written notice to all Holders (a "***Mandatory Conversion Notice***" and the date such notice is delivered to all Holders, the "***Mandatory Conversion Notice Date***") to cause each Holder to convert all or part of such Holder's Preferred Stock (as specified in such Mandatory Conversion Notice), it being agreed that the "Conversion Date" for purposes of Section 1.5 shall be deemed to occur on the fifth (5th) Trading Day following the Mandatory Conversion Notice Date (such fifth Trading Day, the "***Mandatory Conversion Date***"). To the extent that the Beneficial Ownership Limitation contained in Section 1.5(e) applies to any Holder, such Holder shall within three (3) Trading Days of such Holder's receipt of the Mandatory Conversion Notice, provide the Corporation with a written determination (a "***Mandatory Conversion Determination***"), of whether such Holder's Preferred Stock is convertible (in relation to other securities owned by such Holder together with any affiliates) and of how many shares of Preferred Stock are convertible, and the submission of a Mandatory Conversion Determination shall be deemed to be such Holder's determination of the maximum number of shares of Preferred Stock that may be converted, subject to the Beneficial Ownership Limitation and the portion of the shares of Common Stock issuable upon such Mandatory Conversion hereunder that would cause such Holder to exceed the Beneficial Ownership Limitation shall be held in abeyance by the Corporation for the benefit of such Holder (which shall not give the Holder any power to vote or dispose of such shares during such abeyance period) until such time, if ever, as such Holder's beneficial ownership thereof would not result in such Holder exceeding the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Mandatory Conversion Determination that such determination has not violated the restrictions set forth in Section 1.5(e). If the Holder does not deliver a Mandatory Conversion determination within three (3) Trading Days of such Holder's receipt of a Mandatory Conversion Notice, the Corporation shall have the right to make a determination on the maximum number of shares of Preferred Stock that may be converted pursuant to such determination in good faith. Notwithstanding anything herein to the contrary, in no event will the Corporation exercise its right to effect a Mandatory Conversion pursuant to this Section 1.5(b), or otherwise send a Mandatory Conversion Notice, with respect to any shares of Preferred Stock pursuant to this Section 1.5(b) unless the Mandatory Conversion Price Condition and the Common Stock Liquidity Conditions are satisfied with respect to such mandatory conversion from the applicable Mandatory Conversion Notice Date through the related Mandatory Conversion Date. If the Corporation elects to cause a mandatory conversion pursuant to this Section 1.5(b), in whole or in part, and the Mandatory Conversion Price Condition or any Common Stock Liquidity Condition fails to remain satisfied at any time prior to such Mandatory Conversion Date (which is not waived in writing by such Holder), the Corporation shall provide each Holder a written notice to that effect by no later than the Trading Day immediately following the date upon which the Corporation has knowledge of the failure of such Mandatory Conversion Price Condition or such Common Stock Liquidity Condition, indicating that unless such Holder waives such failure in writing, the conversion of the applicable portion of Preferred Stock subject to the applicable mandatory conversion pursuant to this Section 1.5(b) as to which such Holder did not waive such failure shall be void. If the Corporation elects to cause a mandatory conversion pursuant to this Section 1.5(b), then it must simultaneously take the same action in the same proportion with respect to all Preferred Stock. Notwithstanding anything herein to the

contrary, the Preferred Stock shall not be convertible unless and until Nasdaq Stockholder Approval has been obtained.

(c) Conversion Price.

(i) The conversion price for the Preferred Stock shall equal $7.00, subject to adjustment herein, including a reset on each of the following (i) the Trading Day immediately following the receipt of Nasdaq Stockholder Approval (the "***Initial Reset Date***"), (ii) the date that is sixty (60) days after the Initial Reset Date (or if such date is not a Trading Day, the next succeeding Trading Day after such date) (the "***Second Reset Date***") and (iii) the date that is sixty (60) days after the Second Reset Date (or if such date is not a Trading Day, the next succeeding Trading Day after such date) (each such date, a "***Conversion Reset Date***") as provided in Section 1.5(c) (the "***Conversion Price***").

(ii) If, on a Conversion Reset Date, the arithmetic average of the daily Volume Weighted Average Prices for each of the three (3) Trading Days immediately preceding and ending on the Trading Day immediately preceding the applicable Conversion Reset Date (the "***3-day Volume Weighted Average Price***") is less than the Conversion Price then in effect, then, the Conversion Price will be reset to the greater of (a) such 3-day Volume Weighted Average Price and (b) $0.764, subject to an equitable adjustment for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring after the Subscription Date.

(iii) As used herein:

(A) ***"Principal Market"*** means, as applicable, the Nasdaq Global Select Market, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange (or any successors to any of the foregoing).

(B) ***"Volume Weighted Average Price"*** means, as of any Trading Day, the daily volume weighted average sale price per share of the Common Stock on the Principal Market, as reported by Bloomberg Financial Markets ("***Bloomberg***") for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Volume Weighted Average Price cannot be calculated for the Common Stock on such date in the manner provided above, the Volume Weighted Average Price shall be the fair market value per share of Common Stock as mutually determined in good faith by the Board and the Holders holding a majority of the Preferred Stock being converted for which the calculation of the Volume Weighted Average Price is required. The Volume Weighted Average Price shall be determined without regard to after-hours trading or any other trading outside of the regular trading hours. In the event that any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock (a "***Stock Event***") is consummated during any period of consecutive Trading Days on which Volume Weighted Average Prices are being calculated, the Volume Weighted Average Price for each Trading Day during such period prior to the effectiveness of such Stock Event shall be appropriately adjusted to reflect such Stock Event.

(C) ***"Trading Day"*** means any day on which the Principal Market is open for trading.

(D) ***"Common Stock Liquidity Conditions"*** will be satisfied with respect to a mandatory conversion pursuant to Section 1.5(b) if:

(1) either (i) each share of Common Stock issuable upon conversion of the applicable Preferred Stock subject to such mandatory conversion would be eligible to be offered, sold or otherwise transferred by such Holder of such share pursuant to Rule 144 under the Securities

Act of 1933, as amended (the "***Securities Act***") (or any successor rule thereto), without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied) or notice; or (ii) the offer and sale of such share of Common Stock issuable upon conversion of the applicable Preferred Stock subject to such mandatory conversion by such Holder are registered pursuant to an effective registration statement under the Securities Act and such registration statement is reasonably expected by the Corporation to remain effective and usable by such Holder to sell such share of Common Stock continuously during the period from, and including, the date the related Mandatory Conversion Notice is sent to, and including, the thirtieth (30th) calendar day after the date such share of Common Stock is issued;

(2) each share of Common Stock issuable upon conversion of the applicable Preferred Stock subject to such mandatory conversion referred to in clause (1) above (x) will, when sold or otherwise transferred pursuant to, in the case of clause (1)(i) above, Rule 144, or, in the case of clause (1)(ii) above, the registration statement referred to in such clause, be admitted for book-entry settlement through the depositary with an unrestricted CUSIP number, (y) will not be represented by any certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws unless required by law; and (z) will, when issued, be listed and admitted for trading, without suspension or material limitation on trading, on the Principal Market;

(3) each share of Common Stock issuable upon conversion of the applicable Preferred Stock subject to such mandatory conversion referred to in clause (1) above may be issued in full without violating Section 1.5(e) and without violating the rules or regulations of the Principal Market; and

(4) the Corporation has not received any written threat or notice of delisting or suspension by the Principal Market with a reasonable prospect of delisting, after giving effect to all applicable notice and appeal periods.

(d) Mechanics of Conversion.

(i) Delivery of Conversion Shares Upon Conversion. Not later than (x) the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date or (y) the applicable Mandatory Conversion Date, as applicable (the "***Share Delivery Date***"), the Corporation shall use its reasonable best efforts to deliver, or cause to be delivered, to the converting Holder the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock designated in the applicable Notice of Conversion (the "***Conversion Shares***") being acquired upon the conversion of the Preferred Stock. As used herein, "***Standard Settlement Period***" means the standard settlement period, expressed in a number of Trading Days, on the Corporation's Principal Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

(ii) Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the applicable Share Delivery Date, such Holder shall, to the fullest extent permitted by law, be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to such Holder the shares of Preferred Stock delivered to the Corporation and such Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion. In the event of such rescission, the Corporation shall be obligated to pay accrued liquidated damages but there shall be no obligation to pay liquidated damages following such rescission with respect to the prior default by the Corporation for the rescinded Notice of Conversion. In addition, if, on or after the applicable Share Delivery Date, such Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in

satisfaction of a sale by such Holder of Common Stock issuable upon such conversion that such Holder anticipated receiving from the Corporation (a "***Buy-In***"), then the Corporation shall, within two (2) Trading Days after such Holder's request and in such Holder's discretion, either (x) pay cash to such Holder in an amount equal to such Holder's total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the "***Buy-In Price***"), at which point the Corporation's obligation to issue and deliver such certificate or credit such Holder's balance account with Depository Trust Company ("***DTC***") for the shares of Common Stock to which such Holder is entitled upon such Holder's conversion of the applicable shares of Preferred Stock shall terminate, or (y) promptly honor its obligation to deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit such Holder's balance account with DTC for such shares of Common Stock and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the price at which the sell order giving rise to such purchase obligation was executed.

(iii) Obligation Absolute; Partial Liquidated Damages. The Corporation's obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim or recoupment; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment in its favor. In the absence of such injunction, the Corporation shall issue Conversion Shares in accordance with the terms of this Certificate of Designation. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 1.5(d)(i) on the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of the Preferred Stock being converted, $10 per month (and increasing to $20 per month on the second month, but not to exceed, in aggregate, $100 per share) for each month after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder's right to pursue actual damages for the Corporation's failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other section hereof or under applicable law. As used herein, "***Person***" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(iv) Reservation of Shares Issuable Upon Conversion. From and after the Subscription Date until the date no shares of Preferred Stock remain outstanding, the Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for issuances pursuant to the terms of this Series F Designation, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Preferred Stock, not less than the aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all then outstanding shares of Preferred Stock at the Conversion Price then in effect (without regard to any limitation on conversions) (the "***Required Reserved Amount***"). The Corporation shall, so long as any of

the Preferred Stock remains outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of issuing shares of Common Stock with respect of the Preferred Stock pursuant to the terms of this Series F Designation, no less than a number of shares of Common Stock equal to the applicable Required Reserved Amount. If at any time while any of the Preferred Stock remains outstanding the Corporation does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount (an "***Authorized Share Failure***"), then the Corporation shall immediately take all action necessary to increase the Corporation's authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve the Required Reserve Amount for the Preferred Stock then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause the Board to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if during any such time of an Authorized Share Failure, the Corporation is able to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Corporation may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C. The Corporation covenants that all Conversion Shares shall, when issued, be duly authorized, validly issued, fully paid and nonassessable.

(v) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holders would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Preferred Stock.

(vi) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for same-day processing of any Notice of Conversion.

(e) Conversion Limitations.

(i) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion or Mandatory Notice of Conversion, such Holder (together with such Holder's affiliates, and any Persons acting as a group together with such Holder or any of such Holder's affiliates (such Persons, collectively, the "***Attribution Parties***")) would beneficially own in excess of the Beneficial Ownership

Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock) beneficially owned by such Holder and each of its Attribution Parties. For purposes of this Section 1.5(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "***Exchange Act***"). To the extent that the limitation contained in this Section 1.5(e)(i) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion or Mandatory Conversion Determination shall be deemed to be such Holder's determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case, subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall be entitled to rely on such representation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 1.5(e)(i), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation's most recent periodic or annual report filed with the U.S. Securities and Exchange Commission (the "***SEC***"), as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the transfer agent of the Corporation, Computershare Trust Company, N.A. (the "***Transfer Agent***") setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within one (1) Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The "***Beneficial Ownership Limitation***" shall be, with respect to each Holder, 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by such Holder. Upon delivery of a written notice to the Corporation, any Holder may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage as specified in such notice; provided that (i) any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and (ii) any such increase or decrease will apply only to such Holder together with such Holder's affiliates, and any Persons acting as a group together with such Holder or any of such Holder's affiliates) and not to any other Holder of Preferred Stock that is not an affiliate of such Holder or a Person acting as a group together with such Holder or any of such Holder's affiliates.

(ii) No Strict Construction. The provisions of this Section 1.5 shall be construed and implemented in a manner otherwise than in strict conformity with the terms hereof to correct such provisions (or any portions thereof) which may be defective or inconsistent with the intended limitations contained in Sections 1.5(e) or to make changes or supplements necessary or desirable to properly give effect to such limitations, and shall be interpreted in a way to as to be consistent with the rules

and regulations of the Principal Market. The limitations contained in Sections 1.5(e) shall apply to a successor holder of Preferred Stock.

Section 1.6 Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other any securities of the Corporation or the subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (such securities, the "***Common Stock Equivalents***"), (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 1.6(a)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. If the Corporation, at any time while the Preferred Stock is outstanding, authorizes and issues an additional class of common or special stock, with dividend and voting rights at a ratio different than the existing class of Common Stock (the "***New Common Stock***"), then the Preferred Stock will automatically become convertible, at the election of such Holder, into shares of the New Common Stock at an adjusted Conversion Price proportional to the then-current Conversion Price multiplied by a fraction, the numerator of which shall be the number of votes per share of the class of New Common Stock, and the denominator of which shall be the number of votes per share of the existing class of Common Stock.

(b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 1.6(a) above, if at any time the Corporation grants, issues or sells any common stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the "***Purchase Rights***"), then, the holder of Preferred Stock thereof will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder of Preferred Stock could have acquired if the holder Preferred Stock had held the number of shares of Common Stock acquirable upon complete conversion of such holder's Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the Preferred Stock and assuming the Preferred Stock are convertible as of the applicable date of determination) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such purchase (provided, however, that to the extent that a Holder's right to participate in any such Purchase Right would result in such Holder (together with such Holder's affiliates, and any Persons acting as a group together with such Holder or any of such Holder's affiliates) exceeding the Beneficial Ownership Limitation, then, such Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder, so long as such Holder promptly elects to exercise such Purchase Right when notified of the applicable transaction and provides payment for the exercise of such

Purchase Rights in advance (which payment shall be held in abeyance for such Holder), until such time or times as its right thereto would not result in such Holder (together with such Holder's affiliates, and any Persons acting as a group together with such Holder or any of such Holder's affiliates) exceeding the Beneficial Ownership Limitation, at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(c) Fundamental Transaction. If, at any time while the Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of a business unit in excess of 20% of the Corporation's revenues or of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person, whereby such other Person acquires more than 50% of the outstanding shares of Common Stock, each, a "***Fundamental Transaction***"), then the Corporation shall deliver written notice of such Fundamental Transaction to each Holder promptly upon the signing of such Fundamental Transaction, and in any event, at least twenty (20) calendar days prior to the consummation of such Fundamental Transaction (the "***Fundamental Transaction Notice Date***"), which notice shall include a summary of the terms of such Fundamental Transaction, including the expected amount and type of consideration to be payable to the securityholders of the Corporation. By the deadline set forth in such notice, which shall be at least ten (10) calendar days following the date of the Fundamental Transaction Notice Date, each Holder shall inform the Corporation in writing of its election to either (A) convert all, but not less than all, of its Preferred Stock into Common Stock at the Conversion Price contingent upon the consummation of such Fundamental Transaction or (B) upon any subsequent conversion of the Preferred Stock, receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 1.5(e) on the conversion of the Preferred Stock and assuming the Preferred Stock are convertible as of the applicable date of determination), the number of securities of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the "***Alternate Consideration***") receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Holder's Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 1.5(e) on the conversion of the Series Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent

with the foregoing provisions and evidencing the Holders' right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the "***Successor Entity***") to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 1.6(c) pursuant to written agreements in form and substance reasonably satisfactory to the applicable Holder(s) and approved by a majority of such Holder(s) (without unreasonable delay and such majority shall be calculated based on the Stated Values of the Preferred Stock of such Holder(s)) prior to such Fundamental Transaction. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the Corporation shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

(d) Calculations. All calculations under this Section 1.6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(e) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 1.6, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (B) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Stock, and shall cause to be delivered to each Holder at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a written notice stating (x) the date on which a record is to be taken for the purpose of seeking such stockholder approval or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert such Holder's Preferred Stock (subject to the Beneficial Ownership Limitation) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 1.7 Redemption Right.

(a) No sooner than thirty (30) days nor later than fifteen (15) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Corporation shall deliver written notice thereof via electronic mail to the Holders (a "***Change of Control***

Notice"). Upon a Trading Failure, the Corporation shall within two (2) Business Days deliver written notice thereof via electronic mail (a "***Trading Failure Notice***") to the Holders.

(b) At any time during the period beginning (i) with respect to a Change of Control, on the earlier to occur of (x) any oral or written agreement by the Corporation or any of its subsidiaries, upon consummation of which the transaction contemplated thereby would reasonably be expected to result in a Change of Control, (y) a Holder becoming aware of a Change of Control and (z) a Holder's receipt of a Change of Control Notice and ending ten (10) days prior to the date of the consummation of such Change of Control, (ii) with respect to a Trading Failure, at any time after the earlier of (x) a Holder's receipt of a Trading Failure Notice and (y) a Holder becoming aware of a Trading Failure, or (iii) December 31, 2024 and ending, in the case of this clause (iii), on January 10, 2025 (the "***Time-Based Redemption Right***"), such Holder may require the Corporation to redeem (a "***Redemption***") all or any portion of such Holder's Preferred Stock by delivering written notice thereof ("***Redemption Notice***") to the Corporation, which Redemption Notice shall indicate the Preferred Stock such Holder is electing to require the Corporation to redeem. Any Preferred Stock subject to redemption pursuant to this Section 1.7(b)(iv) shall be redeemed by the Corporation on the applicable Redemption Date (as defined in Section 1.7(e)) in cash by wire transfer of immediately available funds at a price equal to the applicable Redemption Price (as defined in Section 1.7(e)). If the Time-Based Redemption Right is not exercised between December 31, 2024 and January 10, 2025, such right shall be null and void and of no further force and effect.

(c) Redemptions required by this Section 1.7(b)(iv) in connection with a Change of Control (i) shall be subject to and conditioned upon, in all respects, the consummation of such Change of Control and (ii) shall have priority to payments to stockholders in connection with a Change of Control.

(d) As a condition to each Holder's exercise of its redemption rights under this Section 1.7, such Holder must own beneficially and of record, the Preferred Stock to be redeemed, free and clear of any liens, claims, equities, charges, options, rights of first refusal or encumbrances (other than such imposed by applicable securities laws) and make customary representations solely regarding the ability to transfer, convey and deliver full ownership and title of such Preferred Stock to the Corporation.

(e) Other than as specifically permitted by this Series F Designation, the Corporation may not prepay or redeem any portion of the outstanding Preferred Stock of a Holder without such Holder's prior written consent. Upon receipt of the full Redemption Price in cash by wire transfer of immediately available funds by the Holders of then outstanding shares Preferred Stock, all such shares of Preferred Stock shall cease to be outstanding. If a Redemption Notice shall have been duly given, and if on the applicable Redemption Date, the applicable Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor to such Holders in a timely manner, then dividends with respect to such shares of Preferred Stock shall cease to accrue from and after such Redemption Date, and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the applicable Holders to receive the Redemption Price without interest.

(f) As used herein:

(i) ***"Change of Control"*** means any Fundamental Transaction pursuant to which the Corporation directly or indirectly, in one or a series of related transactions, (i) effects any sale, lease, license, assignment, transfer, conveyance or other disposition of (x) all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, or (y) the Corporation's high performance computing (HPC) business segment, (ii) consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person, whereby such other Person acquires more than 50% of the outstanding

shares of Common Stock or (iii) effects any merger or consolidation of the Corporation with or into another Person (other than (1) any merger or consolidation in which holders of the Corporation's voting power immediately prior to such merger or consolidation continue after such merger or consolidation to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such merger or consolidation or (2) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation).

(ii) ***"Redemption Date"*** means:

(A) with respect to a Redemption upon a Change of Control, the date of occurrence or consummation of such Change of Control and concurrently with the effectiveness thereof;

(B) with respect to a Redemption upon a Trading Failure, the date set forth in the applicable Redemption Notice, which shall not be earlier than the twentieth (20th) Business Day nor later than the ninetieth (90th) day, after the date of delivery of such Redemption Notice to the Corporation; and

(C) with respect to a Redemption pursuant to the Time-Based Redemption Right, the date determined by the Corporation which shall not be later than the ninetieth (90th) day after the date of delivery of the applicable Redemption Notice to the Corporation.

(iii) ***"Redemption Price"*** means:

(A) with respect to a Redemption upon a Change of Control, the greater of (i) the Stated Value of the Preferred Stock being redeemed and (ii) the amount that would have been received upon consummation of the Change of Control in respect of such Preferred Stock, if such Preferred Stock had been converted into Common Stock immediately prior thereto at the then effective Conversion Price (without regard to any limitations on conversion), and if any consideration for such Common Stock is payable other than in cash, the dollar value thereof shall be determined by the Board in good faith, without taking into account any discounts for illiquidity, marketability, minority or similar limitations;

(B) with respect to a Redemption upon a Trading Failure, the greater of (i) the Stated Value of the Preferred Stock being redeemed and (ii) the product of (x) the lowest Conversion Price in effect during the period beginning on the date immediately preceding such Trading Failure and ending on the date such Holder delivers a Redemption Notice and (y) the number of shares of Common Stock into which such Preferred Stock is convertible at the then effective Conversion Price (without regard to any limitations on conversion); and

(C) with respect to a Redemption pursuant to the Time-Based Redemption Right, the Stated Value of the Preferred Stock being redeemed.

(iv) ***"Trading Failure"*** means (A) the suspension of the Common Stock from trading on the Principal Market for a period of ten (10) consecutive Trading Days or for more than an aggregate of twenty (20) Trading Days in any 365-day period or (B) the failure of the Common Stock to be listed on the Principal Market.

Section 1.8 Transfer Restrictions. Any transferee of shares of Preferred Stock shall comply with Section 4.1 of the Purchase Agreement, and any attempted sale, assignment or transfer of shares of Preferred Stock made without such compliance shall be void ab initio and of no effect.

Section 1.9 Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by electronic mail, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the Address for Notice set forth in the Purchase Agreement, or such other address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 1.9(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by electronic mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Corporation, or if no such e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail at the e-mail address required under this Section 1.9(a) prior to 5:30 p.m. (local time, based on the location of the recipient) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via electronic mail at the e-mail address required under this Section 1.9(a) on a day that is not a Trading Day or later than 5:30 p.m. (local time, based on the location of the recipient) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent for overnight delivery via U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. To the fullest extent permitted by law, and except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Preferred Stock Certificate. If a Holder's Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in either the City of New York, Borough of Manhattan or in Clark County, Nevada (the "***Designated Courts***"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Designated Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such

Designated Courts, or such Designated Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing.

(f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any dividend or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g) Modification; Amendment or Waiver. The terms of this Certificate of Designation shall, including for the purposes of Section 78.1955 of the General Corporation Law of the State of Nevada, only be (A) amended, waived, altered or repealed, including by merger, consolidation or otherwise, by (x) the affirmative vote of the holders of a majority of the voting power of the Preferred Stock, voting as a separate class, (y) the approval of the Board and (z) the approval of the Audit Committee, if any of the holders of the Preferred Stock is considered by the Corporation to be an insider or such Audit Committee approval is required by the rules and regulations of the Principal Market or the SEC and (B) the holders of Common Stock or any other series of preferred shares of the Corporation other than the Preferred Stock shall not be entitled to vote or approve of, and such vote or approval shall not be required, for any amendment, waiver, alteration or repeal on matters that pertain only to the Preferred Stock.

(h) Tax Treatment. For U.S. federal and other applicable state and local income tax purposes, it is intended that the Preferred Stock will be treated as participating stock and not as "preferred stock" within the meaning of Section 305(b)(4) of the Internal Revenue Code of 1986, as amended, and Treasury Regulations Section 1.305-5(a). The Corporation, the Holders and their respective affiliates shall report consistently with, and shall take no positions or actions inconsistent with, the foregoing treatment unless otherwise required by applicable law.

(i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(j) Status of Converted or Repurchased Preferred Stock. If any shares of Preferred Stock shall be converted, repurchased or reacquired by the Corporation, such shares shall be retired and resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series F Convertible Preferred Stock.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation this 29th day of August, 2024

APPLIED DIGITAL CORPORATION

By: /s/ David Rench
Title: Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series F Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the "Common Stock"), of Applied Digital Corporation, a Nevada corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: ______________________________
Number of shares of Preferred Stock owned prior to Conversion: ________________________
Number of shares of Preferred Stock to be Converted: _________________________
Stated Value of shares of Preferred Stock to be Converted: ____________________
Number of shares of Common Stock to be Issued: _____________________________
Applicable Conversion Price: _____________________________
Number of shares of Preferred Stock subsequent to Conversion: ______________________________

Address for Delivery: ____________________
or
DWAC Instructions:
Broker no: ____________________
Account no: ____________________

[HOLDER]

By: ____________________________
Name:
Title: